Exhibit 3.1

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF MAXLINEAR, INC.

MaxLinear, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the corporation is MaxLinear, Inc. The corporation was originally incorporated under the same name and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on September 25, 2003.

B. This Fourth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the Board of Directors (the “Board”) and the stockholders of the corporation.

C. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, and with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 thereof, this Fourth Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

D. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is MaxLinear, Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The Company is authorized to issue two classes of stock, designated “Common Stock” and “Preferred Stock,” respectively. The total number of shares that the Company is authorized to issue is 68,096,000 shares, $0.0001 par value. The number of shares of Common Stock (“Common”) that the Company is authorized to issue is 45,333,334 shares, and the number of shares of Preferred Stock (“Preferred”) that the Company is authorized to issue is 22,762,666 shares, of which 11,695,999 shares shall be designated “Series A Preferred,” and 11,066,667 shares shall be designated “Series B Preferred.” The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis).

Upon the filing of this Fourth Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware (the “Effective Time”); each outstanding share of Common Stock of the Company (the “Old Common Stock”) shall be split up and converted into one and one-third (1 1/3) shares of Common Stock (the “New Common Stock”); each outstanding share of Series A Preferred Stock of the Company (the “Old Series A”) shall be split up and converted into one and one-third (1 1/3) shares of Series A Preferred Stock (the “New Series A”); and each outstanding share of Series B Preferred of the Company (the “Old Series B”) shall be split up and converted into one and one-third (1 1/3) shares of Series B Preferred Stock (the “New Series B”). The Old Series A and Old Series B are referred to collectively herein as the “Old Preferred Stock,” and the New Series A and New Series B are referred to collectively herein as the “New Preferred Stock.” This stock split of the outstanding shares of Common Stock and Preferred Stock shall not affect the total number of shares of Common Stock and Preferred Stock that the Company is authorized to issue, which shall remain as set forth in the first paragraph of this Article IV.

The forward split of the Old Common Stock and Old Preferred Stock effected by the foregoing paragraph shall be referred to herein collectively as the “Forward Split.” The Forward Split shall occur without any further action on the part of the Company or the holders of shares of New Common Stock or New Preferred Stock and whether or not certificates representing such holders’ shares prior to the Forward Split are surrendered for cancellation. No fractional interest in a share of New Common Stock or New Preferred Stock shall be deliverable upon the Forward Split. Stockholders who otherwise would have been entitled to receive any fractional interests in the New Common Stock or New Preferred Stock shall, in lieu of receipt of such fractional interest, be entitled to receive from the Company an amount in cash equal to the fair value of such fractional interest as of the time of the Forward Split. All references to “Common Stock” and “Preferred Stock” in this Certificate of Incorporation shall be to the New Common Stock and New Preferred Stock, respectively.

The Forward Split will be effected on a stockholder-by-stockholder (as opposed to certificate-by-certificate) basis. Certificates dated as of a date prior to the Effective Time representing outstanding shares of Old Common Stock shall, after the Effective Time, represent a number of shares equal to the same number of shares of New Common Stock as is reflected on the face of such certificates, multiplied by 4/3 and rounded down to the nearest whole number; all certificates dated as of a date prior to the Effective Time representing outstanding shares of Old Preferred Stock shall, after the Effective Time, represent a number of shares equal to the same number of shares of New Preferred Stock as is reflected on the face of such certificates, multiplied by 4/3 and rounded down to the nearest whole number. The Corporation shall not be obliged to issue new certificates evidencing the shares of New Common Stock and New Preferred Stock outstanding as a result of the Forward Split unless and until the certificates evidencing the shares held by a holder prior to the Forward Split are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Every share number, dollar amount and other provision contained in this Certificate of Incorporation has been adjusted for the Forward Split, and there shall be no further adjustments made to such share numbers, dollar amounts or other provisions, except in the case of any stock splits, stock dividends, reclassifications and the like occurring after the Effective Time.

The relative rights, preferences, privileges, and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

1. Dividends. The holders of Preferred shall be entitled to receive annual dividends payable out of funds legally available therefor, prior and in preference to any declaration or payment of any dividend on the Common Stock, at the rate of eight percent (8%) of the applicable Original Issue Price, determined as hereinafter provided, rounded up to the nearest whole cent, for such shares (as adjusted for any stock splits, stock dividends or distributions, recapitalizations, and similar events affecting the Preferred). Such dividends shall be payable only when, as, and if declared by the Board and shall not be cumulative. No dividends or distributions shall be made with respect to the Common Stock, other than dividends payable solely in Common Stock, unless at the same time an equivalent dividend with respect to the Preferred (based on the number of shares of Common Stock into which the Preferred is then convertible) has been paid or set apart for payment. The “Series B Original Issue Price” shall be $1.8525 per share of Series B Preferred. The “Series A Original Issue Price” shall be $1.3125 per share of Series A Preferred. The Series A Original Issue Price and Series B Original Issue Price are each referred to herein as an “Original Issue Price.”

Notwithstanding anything to the contrary in this Section 1, whether or not all declared dividends or distributions on the Preferred shall have been paid or funds have been set aside therefore, the Company may at any time, out of funds legally available therefor, (i) repurchase shares of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase at the original purchase price therefor, (ii) repurchase shares of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) with the vote or written consent of holders of at least two-thirds (2/3) of the outstanding shares of Preferred, repurchase shares of capital stock of the Company in connection with the settlement of disputes with any stockholder, or (iv) with the vote or written consent of holders of at least two-thirds (2/3) of the outstanding shares of Preferred, effect any other repurchase or redemption of shares of capital stock of the Company. So long as the Company is subject to the provisions of Section 2115(b) of the California Corporations Code, and as authorized by Section 402.5(c) of the California Corporations Code, Sections 502 and 503 of the California Corporations Code shall not apply with respect to payments described in the preceding clauses (i)-(iv).

2. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Company (a “Liquidation”), either voluntary or involuntary, distributions to the stockholders of the Company shall be made in the following manner:

(a) (i) The holders of the Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock by reason of their ownership of such stock, the amounts of (i) $1.8525 for each share of Series B Preferred then held by them (as adjusted for any stock splits, stock dividends or distributions, recapitalizations, and similar events affecting the Series B Preferred) and, in addition, an amount equal to all declared but unpaid dividends, if any, on the Series B Preferred, and (ii) $1.3125 for each share of Series A Preferred then held by them (as adjusted for any stock splits, stock dividends or distributions, recapitalizations, and similar events affecting the Series A Preferred) and, in addition, an amount equal to all declared but unpaid dividends, if any, on the Series A Preferred (such amounts being collectively referred to as the “Liquidation Preference”). If the assets and funds thus distributed among the holders of the Preferred shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then the entire assets and funds of the Company legally available for distribution shall be distributed pro-rata among the holders of the Preferred in proportion to the full amount each such holder would otherwise be entitled to receive pursuant to this Section 2(a)(i).

(ii) After giving effect to the provisions of Section 2(a)(i), all of the remaining assets of the Company shall be distributed to the holders of Common Stock pro rata based on the number of shares of Common Stock held by each such holder.

(b) For purposes hereof, a Liquidation shall be deemed to be occasioned by, or to include, (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes), other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions; (b) a sale or other conveyance of all or substantially all of the assets of the Company by means of a transaction or series of transactions; or (c) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

(c) In the event that the Company is a party to a Liquidation, then upon such Liquidation each holder of Preferred shall be entitled to receive for each share of Preferred then held, out of the proceeds of such Liquidation, the greater of (i) the cash, securities or other property to which such holder would be entitled to receive in a Liquidation pursuant to this Section 2 or (ii) the cash, securities or other property to which such holder would be entitled to receive in a Liquidation pursuant to this Section 2 if such holder had converted such shares of Preferred into Common Stock immediately prior to such Liquidation.

(d) Any securities to be delivered pursuant to Section 2(a) above shall be valued as follows:

(i) securities not subject to investment letter or other similar restrictions on free marketability:

(A) if traded on a nationally recognized securities exchange or on the Nasdaq National Market, the value shall be deemed to be the average of the closing sale prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing of the Liquidation;

(B) if actively traded over-the-counter or through an automated dealer quotation system (other than the Nasdaq National Market), the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the thirty (30) day period ending three (3) days prior to the closing of the Liquidation; and

(C) if there is no active public market, the value shall be the fair market value thereof, as determined by the Board in good faith.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subparagraphs 2(d)(i)(A), (B), or (C) to reflect the approximate fair market value thereof, as mutually determined by the Board in good faith.

3. Redemption. The Company shall not have the right to call or redeem at any time all or any shares of Preferred.

4. Conversion. The holders of the Preferred shall have conversion rights as follows:

(a) Series B Preferred Right to Convert. Subject to Section 4(c) below, each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Series B Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.8525 by the Series B Conversion Price, determined as hereinafter provided, in effect at the time of conversion (the “Series B Conversion Rate”). The “Series B Conversion Price” shall initially be $1.8525 per share of Series B Preferred (as adjusted for any stock splits, stock dividends or distributions, recapitalizations, and similar events affecting the Series B Preferred). The Series B Conversion Price and the Series B Conversion Rate shall be subject to further adjustment as hereinafter provided in this Section 4.

(b) Series A Preferred Right to Convert. Subject to Section 4(c) below, each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Series A Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.3125 by the Series A Conversion Price, determined as hereinafter provided, in effect at the time of conversion (the “Series A Conversion Rate”). The “Series A Conversion Price” shall initially be $1.3125 per share of Series A Preferred (as adjusted for any stock splits, stock dividends or distributions, recapitalizations, and similar events affecting the Series A Preferred). The Series A Conversion Price and the Series A Conversion Rate shall be subject to further adjustment as hereinafter provided in this Section 4. The Series A Conversion Price and Series B Conversion Price are each referred to herein as a “Conversion Price,” and the Series A Conversion Rate and Series B Conversion Rate are each referred to herein as a “Conversion Rate.”

(c) Automatic Conversion. Each share of Preferred shall automatically be converted into shares of Common Stock at its then effective Conversion Rate upon either (i) the date of the closing (the “Public Offering Closing Date”) of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale to the public of Common Stock for the account of the Company with a total offering size of at least $20,000,000 (net of underwriting discounts and commissions) and a price per share of at least $3.60 (as adjusted for any stock splits, stock dividends or distributions, recapitalizations and similar events affecting the Common Stock) (before deducting underwriting discounts and commissions) (the “Public Offering”), or (ii) the vote or written consent of the holders of at least two-thirds (2/3) of the then-outstanding Preferred, voting together as a single class on an as converted into Common Stock basis.

(d) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then fair market value as determined by the Board. Before any holder of Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 4(c), the outstanding shares of Preferred shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, and provided further that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Preferred to be converted, or in the case of automatic conversion, on the Public Offering Closing Date or the effective date of such vote or written consent, as the case may be, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(e) Adjustments for Diluting Issues.

(i) Special Definitions. For purposes of this Section 4(e), the following definitions shall apply:

(A) “Options” shall mean rights, options or warrants to subscribe for, purchase, or otherwise acquire either Common Stock or Convertible Securities.

(B) “Convertible Securities” shall mean shares (other than the Common Stock) convertible into or exchangeable for Common Stock.

(C) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4(e)(iii), deemed to be issued) by the Company after the filing of this Third Amended and Restated Certificate of Incorporation (the “Effective Time”), other than shares of Common Stock issued (or, pursuant to Section 4(e)(iii), deemed to be issued) at any time:

a) upon conversion of shares of Preferred;

b) after the Effective Time, to directors of, employees of, and bona fide consultants to, the Company approved by the Board (up to a maximum of 916,279 shares, as adjusted for any stock splits, stock dividends or distributions, recapitalizations and similar events affecting the Common Stock after the filing date hereof; provided, however, that such amount shall be increased to reflect any shares of Common Stock (i) not issued pursuant to the rights, agreements, options or warrants (“Unexercised Options”) as a result of the termination of such Unexercised Options or (ii) reacquired by the Company from employees, directors or consultants at cost (or the lesser of cost or fair market value) pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company);

c) shares of Common Stock issued upon the exercise or conversion of Options or Convertible Securities outstanding as of the Effective Time;

d) in connection with debt financing transactions with commercial lenders or lease financing transactions approved by the Board;

e) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock or Preferred for which adjustment is otherwise made pursuant to this Section 4; or

f) shares of Common Stock that are otherwise excluded by the consent of the holders of not less than two-thirds (2/3) of the then-outstanding shares of Preferred.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (as determined pursuant to paragraph 4(e)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the Conversion Price for such series of Preferred in effect on the date of, and immediately prior to, such issue.

(iii) Deemed Issue of Additional Shares of Common Stock. In the event the Company at any time or from time to time after the Effective Time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(A) no further adjustment in the Conversion Price of any series of Preferred shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(e) or pursuant to recapitalization provisions of such Options or Convertible Securities such as Sections 4(f), 4(g) and 4(h) hereof), the Conversion Price of each series of Preferred and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(C) no readjustment pursuant to clause (B) above shall have the effect of increasing the Conversion Price of a series of Preferred to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common Stock and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(D) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each series of Preferred computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Section 4(e)(v) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(E) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(e)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event that following the date that the first share of Series B Preferred stock is issued, the Company shall issue Additional Shares of Common Stock without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then in such event, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (rounded to the nearest whole cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Conversion Price and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, for the purposes of this calculation, all shares of Common Stock issued or issuable upon exercise, conversion and/or exchange of the then outstanding Options or Convertible Securities, as the case may be, shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this Section 4(e), the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company without any deduction for commissions or other expenses allowed, paid or incurred by the Company in connection with such issuance;

b) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

c) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

(B) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(e)(iii) shall be determined by dividing

a) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

b) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f) Adjustments for Subdivisions or Combinations of or Stock Dividends on Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split or otherwise) into a greater number of shares of Common Stock, or the Company at any time or from time to time after the Effective Time shall declare or pay any dividend on the Common Stock payable in Common Stock, the Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision or stock dividend, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(g) Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in (A) securities of the Company or other entities (other than shares of Common Stock and other than as otherwise adjusted in this Section 4 or as otherwise provided in Section 1), (B) evidences of indebtedness issued by the Company or other persons, or (C) assets (excluding cash dividends) or options or rights not referred to in subparagraph 4(e)(iii), then and in each such event provision shall be made so that the holders of Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such distribution which they would have received had their Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred.

(h) Adjustments for Recapitalization, Reclassification, Exchange and Substitution. If at any time or from time to time the Common Stock issuable upon conversion of the Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, capital reorganization, reclassification or otherwise (other than a subdivision, combination of shares or merger or sale of assets transaction provided for above or in Section 2(b)), the Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such recapitalization, reorganization or reclassification, be proportionately adjusted such that the Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders thereof would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred immediately before that change. In addition, to the extent applicable in any reorganization or recapitalization, provision shall be made so that the holders of the Preferred shall thereafter be entitled to receive upon conversion of the Preferred the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization or recapitalization.

(i) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred may be waived by the written consent or vote of the holders of at least sixty percent (60%) of the outstanding shares of such series either before or after the issuance causing the adjustment. Any such waiver shall bind all future holders of shares of such series of Preferred. The holders of Preferred hereby waive, with respect to all shares of Preferred, all downward adjustments to the Conversion Price of such shares that have occurred in connection with issuances of options under the Company’s 2004 Stock Plan made prior to the Effective Time.

(j) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred against impairment. Notwithstanding the foregoing, nothing in this Section 4(j) shall prohibit the Company from amending its Certificate of Incorporation with the requisite consent of its stockholders and the Board.

(k) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price or Conversion Rate of any series of Preferred pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price and the Conversion Rate at the time in effect for the applicable series of Preferred, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of the applicable series of Preferred.

(l) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Preferred, in addition to such other remedies as shall be available to the holder of such Preferred, the Company will take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(m) Notices of Record Date. In the event that the Company shall propose at any time:

(i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii) to liquidate, dissolve or wind up, or enter into any transaction deemed to be a Liquidation pursuant to Section 2(b); then, in connection with each such event, the Company shall send to the holders of the Preferred:

(A) in the case of the matters referred to in (i) above, at least 10 days’ prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and the amount and character of such dividend or distribution); and

(B) in the case of the matters referred to in (ii) and (iii) above, at least 10 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

Each such written notice shall be delivered by first class mail (or express courier), postage prepaid, addressed to the holders of the Preferred at the address for each such holder as shown on the books of the Company and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a majority of the Preferred, voting together as a single class.

5. Protective Provisions. In addition to any other rights provided by law, so long as at least 11,246,111 shares of Preferred (as adjusted for any stock splits, stock dividends or distributions, recapitalizations and similar events affecting the Preferred after the filing date hereof) remain outstanding the Company shall not, without first obtaining the affirmative vote or written consent of the holders of not less than two-thirds (2/3) of the then-outstanding shares of Preferred, do any of the following:

(a) alter or change the rights, preferences or privileges of the Preferred, or otherwise amend, waive or repeal any provision of the Company’s Certificate of Incorporation relative to the Preferred;

(b) reclassify or otherwise change any stock or effect any recapitalization of the Company;

(c) increase or decrease the authorized number of shares of Preferred;

(d) create (by reclassification or otherwise) or issue, or obligate itself to issue, any new class or series of stock, or any other securities convertible into equity securities of the Company, having rights, preferences or privileges senior to or on a parity with the Series A Preferred or the Series B Preferred;

(e) permit any subsidiary of the Company to issue or obligate itself to issue any stock of such subsidiary except to the Company;

(f) reissue any shares of any Preferred acquired by the Company in any manner;

(g) redeem any outstanding capital stock of the Company, pay any cash dividend (other than dividends required pursuant to Section 1 hereof) or repurchase shares of the Company’s Stock except in connection with the repurchase of shares of Common Stock issued to or held by employees, officers, consultants or directors of the Company or its subsidiaries (i) upon termination of their employment or services pursuant to agreements providing for the right of said repurchase at the original purchase price therefor or (ii) pursuant to rights of first refusal contained in agreements providing for such right;

(h) change the number of authorized members of the Board; or

(i) take any action that results in any merger, other corporate reorganization, sale of control, Liquidation (either voluntary or involuntary), or any transaction in which all or substantially all of the assets of the Company are sold.

6. Voting Rights.

(a) General. Holders of the Preferred shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and shall be entitled to vote, together with the holders of Common Stock, with respect to any questions upon which holders of Common Stock have the right to vote. Except as otherwise required by law or by Section 5 hereof, the holder of each share of Common Stock issued and outstanding shall have one vote, and the holder of each share of Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Company having general voting power and not separately as a class. Fractional votes by the holders of the Preferred shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred held by each holder could be converted) be rounded to the nearest whole number. Holders of Common Stock and Preferred shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company.

(b) Board of Directors

(i) The holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) directors of the Company at each election of directors (whether by written consent or at any annual or special meeting of stockholders), and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors;

(ii) The holders of Series A Preferred, voting as a separate class, shall be entitled to elect two (2) directors of the Company at each election of directors (whether by written consent or at any annual or special meeting of stockholders), and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors;

(iii) The holders of Series B Preferred, voting as a separate class, shall be entitled to elect one (1) director of the Company at each election of directors (whether by written consent or at any annual or special meeting of stockholders), and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; and

(iv) The holders of Common Stock and the holders of Preferred, voting together as a single class, on an as-converted basis, shall be entitled to elect any remaining directors of the Company at each election of directors (whether by written consent or at any annual or special meeting of stockholders), and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

7. No Reissuance of Preferred Stock. No share or shares of Preferred acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Company shall be authorized to issue.

ARTICLE V

The Company is to have perpetual existence.

ARTICLE VI

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Company shall so provide.

ARTICLE VII

The number of directors that constitute the whole Board of the Company shall be designated in the Bylaws of the Company.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Company.

ARTICLE IX

1. To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or as may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

2. The Company shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Company or any predecessor of the Company, or serves or served at any other enterprise as a director, officer or employee at the request of the Company or any predecessor to the Company.

3. The Company is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the Company and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject, at any time or times that the Company is subject to Section 2115(b) of the California Corporations Code, to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

4. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of the Company’s Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Company.

ARTICLE XI

Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Company.

ARTICLE XII

Stockholders shall be entitled to cumulative voting rights in the election of directors as set forth in this Article XII and the Bylaws of the Company, but only if and to the extent cumulative voting rights are required under Section 2115(b) of the California Corporations Code. Subject to such limitation, at all elections of directors of the Company, each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such stockholder would be entitled to cast for the election of directors with respect to such stockholder’s shares of stock multiplied by the number of directors to be elected, and such stockholder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such stockholder may see fit.

During such time or times that the Company is subject to Section 2115(b) of the California Corporations Code, one or more directors may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote for that director as provided above; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

At such time as cumulative voting rights are not required under Section 2115 of the California Corporations Code, this Article XII shall no longer be effective and may be deleted herefrom upon any restatement of this Certificate of Incorporation.

ARTICLE XIII

The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

*****

IN WITNESS WHEREOF, the Company has caused this Fourth Amended and Restated Certificate of Incorporation to be signed by Kishore V. Seendripu, its President and Chief Executive Officer, effective as of July 15, 2009.

MAXLINEAR, INC.

By:	/s/ Kishore V. Seendripu
Kishore V. Seendripu
President and Chief Executive Officer